Exhibit 10.35

MERCHANDISING LICENSE AGREEMENT

This merchandising license agreement (this “Agreement”) dated as of April 25, 2013 (the “Effective Date”) is by and between Pretty Ugly, LLC, a Delaware limited liability company, located at * (“PUL”), and Boldface Licensing + Branding, a Nevada corporation (“Licensee”). Capitalized terms used but not defined in this Agreement shall have their respective meanings set forth in the Standard Terms and Conditions attached hereto (the “Terms and Conditions”), which are incorporated into and made a part of this Agreement. Any reference to this Agreement, whether in this Agreement or in the Terms and Conditions, shall be deemed to be a reference to this Agreement, together with the Terms and Conditions.

DEAL TERMS

1.	Property: The “Property” means certain Uglydoll characters as determined by PUL as set forth in “Exhibit C”.

2.
Products: The “Products” mean beauty, bath, body, fragrance and cosmetics (including, without limitation, color cosmetics) products, accessories and aids. PUL will have the right to approve all designs and styles of the Products, and Licensee will offer PUL the opportunity to be involved in the design of each Product from conception to finished Product, in each case, as set forth in this Agreement.

3.	Exclusivity: The rights granted to Licensee hereunder are exclusive.

4.
Term: The term of this Agreement will commence on * and, unless terminated earlier or renewed in accordance with the provisions hereof, will expire on * (such period is hereinafter referred to as the “Term”). As long as no Event of Default has occurred and is continuing, this Agreement shall be automatically renewed for two additional one year periods, provided that (a) the Royalties including the Advance payment equal or exceed the Guarantee and (b) neither party has delivered written notice to the other party of non-renewal at least 90 days prior to the end of the Term (as then in effect). Licensee will market the Products via its wholesale catalog and trade shows no later than * (“Initial Sales Date”) with distribution no later than *.

5.
Territory: The “Territory” means the *. Each quarter during the Term, the parties will review the countries within the Territory in which Licensee is promoting and selling the Products, and in those countries in which Licensee is not exploiting the Property in connection with the Products, Licensee will have ninety (90) days after receipt written notice from PUL to secure distribution or forfeit its exclusive rights therein.

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.	Distribution Channels: “Distribution Channels” means the market(s) in which Licensee is authorized to sell and/or distribute the Products outlined as follows:

All “brick and mortar” retail, including, without limitation, pharmacy, mass market, supermarket and grocery stores (in the health and beauty sections), specialty and mid-tier retailers other than value stores and dollar stores; provided, that Distribution Channels shall not include mass market retail (e.g., without limitation, *) until *.

All Internet/online sites (whether mobile, traditional website or other application now or hereafter created) of any of the “brick and mortar” retailers described above (subject to the time limitation placed on mass market retailers above).

Licensee’s Internet/online sites (whether mobile, traditional website or other application now or hereafter created).

7.
License: PUL grants to Licensee and Licensee accepts the non-transferable, non-assignable right and obligation to use the Property solely in connection with the manufacture by Licensee (or an approved third party manufacturer) of the Products and the promotion and sale by Licensee and its distributors of the Products in the Territory in the Distribution Channels during the Term (the “License”). PUL reserves all rights now known or hereafter devised not expressly granted herein.

8.	Advance: * payable in accordance with the Terms and Conditions.

9.
Guarantee: *, payable as follows: the Advance payment plus at least * payable on the first anniversary of the Effective Date, * on the second anniversary of the Effective Date, and at least * on the third anniversary of the Effective Date.

(i)
Reporting. Refer to “Exhibit D” for PUL Royalty Statement which is to be completed and submitted on a quarterly basis. Any and all payments under this contract should be made payable to Pretty Ugly, LLC and submitted to:

Pretty Ugly, LLC

*

10.
Royalty: An amount equal to *% of 100% of Net Sales (as defined below) for all Products other than * Products and *% of 100% of Net Sales for * Products (collectively, the “Regular Royalty”); provided, that Licensee shall cooperate with PUL regarding the designation of “prestige” Products. “Net Sales” means one hundred percent (100%) of the sums and other valuable consideration received by Licensee from sales of the Products less only actual discounts (including actual, verifiable customary trade and volume discounts), advertising allowances and returns without any other deductions of any kind. For the avoidance of doubt, if Licensee sells any Products at retail, the Royalty payable with respect to such sales shall be based on Net Sales calculated using then prevailing wholesale prices charged by Licensee to US-based retailers. To the extent Licensee sells and ships Products “FOB” (free on board), an additional royalty equal to *% of 100% of Net Sales for such Products sold FOB will be payable (the “FOB Royalty”, and together with the Regular Royalty, the “Royalty”). Notwithstanding anything to the contrary contained herein, Licensee shall not be required to pay any Royalty on sales of Products purchased by PUL or any of its affiliates.

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.	Copyright and Trademark Notice: The following notice must appear on all Products and on any tags, advertisements, catalogues and other sales or marketing materials:

UglydollTM and ©20xx Pretty Ugly, LLC. All Rights Reserved. Created by Sun-Min Kim and David Horvath.

12.	Signature Logo: The signature logo attached hereto as Exhibit “B” must appear on all Products and on any tags, advertisements, catalogues and other sales or marketing materials.

13.
Approval Process: Licensee, at its, expense, shall submit to PUL samples of all items including, but not limited to, the Products, packaging, labeling, point of sale materials, trade show displays, sales materials and advertising bearing the Property and/or creations, and if such items are in a foreign language, certification that the translations of such items are accurate, for PUL’s advance written approval prior to sale or distribution at all approval stages contemplated below.

14.	Approval Stages: The approval stages shall consist of the following:

a.	Stage 1	Concept (Rough sketches or concept layouts in color)
b.	Stage 2	Prototypes/Pre-Production Samples or finished artwork
c.	Stage 3	Final Production samples

15.	Agreements Applicable at Each Stage: At each stage of the approval process, Licensee agrees that:

a.	Licensee will not make any use of, sell or distribute any Products, prior to PUL granting final written approval thereof.

b.
PUL, in its sole discretion, reserves the right to reject a later or revised version of a Product or related items at any approval stage, even if approved at a prior stage, if, in its physical form, the Product or related item does not meet PUL’s marketing standards or if the later or revised version of said Product or related item materially departs from the approved sample.

c.	In the event of any modification or change in quality of the items, whether during the approval process or after final approval has been granted, such items shall be resubmitted for approval.

d.	Licensee shall at all times insure that the Products and related packaging is of high quality and workmanship.

e.	Licensee shall supply PUL with (12) production samples of each branded merchandise.

f.
All press releases and/or public announcements by Licensee shall be subject to prior written approval by PUL, both as to the content, timing and distribution of any such release. Licensee shall not have any rights against PUL for damages or other remedy by reason of PUL’s failure or refusal to grant approval of any press release. Notwithstanding the generality of the foregoing, (i) PUL agrees to use best efforts to reply to Licensee regarding the content of any such press releases or public announcements within 24 hours and (ii) PUL acknowledges that Licensee is the wholly-owned subsidiary of a publicly traded corporation, Boldface Group, Inc., and as such, certain aspects of this Agreement and the Products will be required to be disclosed to the public under the US securities laws (including, without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as well as state securities laws) (the “Securities Laws”).

g.
Upon PUL’s written request, Licensee agrees to furnish to PUL its DHL, Federal Express and/or UPS billing number for PUL to use to return samples at Licensee’s expense to expedite the approval process.

16.
Trademark Registrations or Domain Names: Licensee will neither, directly or indirectly, register any trademark, corporate or other entity name or domain name incorporating the PUL IP (as defined below) in whole or in part, nor assist any third party in doing so. PUL, at Licensee’s written request and at PUL’s cost, will agree to file for and maintain trademark registrations in all applicable classes in each country within the Territory in which Licensee is prepared to exploit the Trademarks, provided that a trademark registration for each applicable product is available, as well as to obtain domain names, where available, in all of such jurisdictions. PUL makes no representation or warranty as to ownership of any trademark rights outside the United States.

17.
Promotion of Products: PUL shall use commercially reasonable efforts to market and promote the Products via its regular advertising channels for other products (licensed or not) bearing the Property and other intellectual property of PUL, including, without limitation, promotion via social media efforts consistent with PUL’s ordinary course of business.

18.
Relationship of the Parties: It is specifically understood and agreed that Licensee is not the exclusive or non-exclusive representative of PUL, David Horvath, Sun-Min Kim, and/or Uglydoll in the Territory or any other territory. Without limiting the generality of the foregoing, nothing herein contained will be construed to place the parties in the relationship of partners or joint venturers, and Licensee will have no power to obligate or bind PUL in any manner whatsoever.

By signing in the spaces provided below, the parties have agreed to all of the terms and conditions contained in (a) the above Deal Terms, (b) the attached Terms and Conditions, and (c) the attached Code of Conduct for Manufacturers and Distributors, each of which is incorporated herein by this reference and part of this Agreement. In the event of any conflict between any of the above Deal Terms and any provisions of the Terms and Conditions, the provisions of the Deal Terms will prevail, provided that the affected provisions of the Terms and Conditions will be curtailed and restricted only to the extent necessary to bring them into conformity with the Deal Terms.

BOLDFACE LICENSING + BRANDING (“Licensee”)		PRETTY UGLY, LLC (“PUL”)

By:	/s/ Nicole Ostoya	By:	/s/ Alita Friedman

Print Name:	Nicole Ostoya	Print Name:	Alita Friedman

Title:	CEO	Title:	Director

Date:	4-25-13	Date:	May 3, 2013

Fax:		Fax:

Email:		Email:

STANDARD TERMS AND CONDITIONS

1.  PAYMENTS:

       (a)  Advance and Guarantee. Licensee will pay PUL the nonrefundable Advance, if any, no later than ten (10) business days after execution of this Agreement. Upon termination or expiration of this Agreement, if the Royalties including the advance paid to PUL are less than the Guarantee, if any, then Licensee will pay the difference to PUL within ten (10) business days of such expiration or termination. Payments under this Agreement may not be cross-collateralized with payments due under any other agreements between the parties.

       (b)  Statements and Payments. Licensee will render Royalty statements and payments to PUL within thirty (30) calendar days after each calendar quarter close regardless of whether Royalties are actually due and payable. All payments owed to PUL hereunder shall be made in U.S. dollars. Each quarterly Royalty statement will contain the following information: (i) the number of each of the Products sold (in each country in the Territory, if applicable) during the calendar quarter in question; (ii) Licensee’s established wholesale price for each of the Products (in each country in the Territory, if applicable); (iii) the total Net Sales for each of the Products; (iv) the quantity, invoice price, wholesale price and current status of any premium or promotional Products if permitted hereunder; (v) the quantity, price and current status of the Products returned by customers and deducted from Net Sales as permitted in the Deal Terms, including, where possible, the customer’s asserted reasons for such returns; (vii) Discounts given during the calendar quarter in question, and (viii) any other information reasonably requested by PUL. For late payments, if instructed by PUL, Licensee will pay interest on any Royalties owed to PUL at the prime rate charged by Bank of America plus one and one half percent (1.5%).

       (c)  Records and Audits. Licensee will keep accurate and complete books and records for the greater of six (6) years from the Effective Date or two (2) years from termination or expiration of the Term, whichever is greater, which PUL will have the right to examine upon reasonable advance written notice no more frequently than once per calendar year. If the results of an audit disclose a deficiency between the amount found to be due to PUL and the amount actually received by PUL or if Licensee is otherwise delinquent in making payments to PUL hereunder, then Licensee will immediately pay the deficiency or delinquency, as applicable, to PUL plus interest at the prime rate charged by Bank of America plus one and one half percent (1.5%) and if the deficiency is more than five percent (5%), then Licensee will pay the costs and expenses of such audit.

       (d)  PUL Purchases. Subject to availability, Licensee will permit PUL and its affiliates to purchase Products in reasonable quantities (as determined by Licensee), at their lowest wholesale price; provided, that any resale of such Products by PUL shall be subject to the remainder of this clause (d) and shall be offered for retail sale at a price approved in writing by Licensee, which shall not be unreasonably withheld or conditioned. PUL acknowledges that Licensee has entered into agreements with distributors who have negotiated for exclusive rights to distribution of the Products in certain geographic areas. Provided that Licensee has not forfeited or relinquished its exclusive rights in such country(ies) or geographic area(s) to the Territory, PUL will not engage in the exploitation of Products in any of such countries or geographic areas, whether via retail outlets or on-line internet web site(s), without Licensee’s prior written consent, which shall not be unreasonably withheld or conditioned.

2.  COPYRIGHT AND TRADEMARK:

       (a)  Ownership. Licensee acknowledges that Licensee’s use of the Property, PUL’s names, titles, logos, symbols, designs, phrases, service marks, collective marks, certification marks, trade names, trade dress and/or trademarks (collectively, the “Trademarks”), copyrights and other intellectual and other intangible property contained in, relating to or derivative of the Property and all rights thereto (collectively, “PUL IP”) will not confer or imply a grant of right, title or interest in the PUL IP or associated goodwill, and Licensee hereby acknowledges and agrees that the benefit of all uses by Licensee of the PUL IP (including, without limitation, any goodwill) will at all times inure to the benefit of PUL. Licensee will not, and will not authorize others to, at any time, whether during the Term or after termination of this Agreement (i) adopt or use any trademark, symbol or device which incorporates or is confusingly similar to, or is a simulation or imitation of any of the Trademarks, (ii) apply anywhere in the world to register any trademarks or copyright works identical to or materially similar to the Trademarks, or (iii) challenge PUL’s ownership of, or the validity of, the Trademarks or any application for registration thereof or any rights of PUL therein or otherwise do any act or thing which will in any way jeopardize, dilute or adversely affect any rights of PUL in and to the Trademarks or any registrations thereof.

       (b)  Licensee Generated Property. Any right, title or interest in or in any way relating to the property or any use of the Property in connection with the Products, including, without limitation, materials bearing or affixing any of the Property which come into existence as a result of, relating to or during the term of, the performance of this Agreement, including, without limitation, product packaging, artwork, etc. (collectively, “Licensee Generated Property”) will be considered a “work(s) made for hire” for PUL pursuant to the U.S. Copyright Act and will immediately vest in PUL free and clear of any right, title, charge, lien encumbrance, limitation or claim in favor of Licensee or, if not legally capable of being considered as such, then, in such event, Licensee hereby grants, transfers and assigns to PUL in perpetuity all right, title and interest, including, without limitation, copyrights (and all extensions, renewals, revivals and resuscitations thereof) that Licensee may have in and to such Licensee Generated Property throughout the universe in all languages and in all media now known or hereafter devised. In the event that under any current or future copyright law of any jurisdiction, any of the rights in or to the Licensee Generated Property are subject to a right of termination or reversion, then to the extent and as soon as legally permissible, Licensee agrees to accord PUL rights of first negotiation for thirty (30) days and last refusal for fifteen (15) days (to match any third party offer) in connection therewith. If third parties who are not employees of Licensee contribute to the creation of the Licensee Generated Property, Licensee will obtain from such third parties, prior to commencement of work, a written agreement providing that all results and proceeds of such third parties services are “work(s)-made-for-hire” for Licensee and containing a full written assignment of rights so that all right, title and interest in the Licensee Generated Property, throughout the universe, in perpetuity, will vest in PUL, and Licensee hereby irrevocably assigns such results and proceeds and such right, title and interest to PUL.

       (c)  Notices. All Products and Licensee Generated Property will bear the copyright and trademark notice set forth in the Deal Terms and any other legal notices which PUL may reasonably require, in a sufficient size, legibility, location and permanence to comply with copyright laws and notice requirements of the United States, the Universal and Berne Copyright Conventions, and the copyright and trademark laws of the countries within which the Products will be sold and distributed hereunder.

       (d)  Protection of Copyrights, Trademarks and Good Will. Licensee will reasonably assist PUL in procuring and maintaining the rights of PUL in the PUL IP and will execute and/or deliver to PUL all instruments useful or reasonably necessary to effectuate copyright and trademark protection or to record Licensee as a registered user of any Trademarks or to cancel such registration. If Licensee fails to execute and/or deliver to PUL any such instruments within ten (10) days after receiving written notice from PUL, then Licensee hereby irrevocably appoints PUL as Licensee’s attorney-in-fact to do so on Licensee’s behalf, which is a right coupled with an interest, with full power of substitution and delegation. PUL makes no representation or warranty that registered copyright or trademark protection will be secured in the PUL IP. Licensee will notify PUL of any potential or actual infringement of the PUL IP and/or the Products of which it has actual knowledge and will use commercially reasonable efforts to pursue any such infringement of the Products at Licensee’s sole and reasonable cost and expense (but shall not be required to commence infringement litigation unless PUL and Licensee agree in writing to the same). Notwithstanding the foregoing, PUL will have the right to elect to join and/or control all such infringement litigation. Subject to Paragraph 5 below, if PUL exercises its right to control all such infringement litigation, PUL will assume the cost and expense thereof.

       (e)  Domain Names. Notwithstanding anything to the contrary set forth herein, upon Licensee’s written request, PUL will consider licensing to Licensee during the Term, at no additional cost to Licensee (other than the costs of obtaining the domain name(s)), the right to use the PUL IP as part of a domain name.

3.  REPRESENTATIONS AND WARRANTIES:

       (a)  Licensee. Licensee represents and warrants that: (i) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to execute and deliver this Agreement and to perform its obligations; (ii) Licensee will comply with all manufacturing, distribution, retail and marketing policies and strategies reasonably required by PUL from time to time; (iii) except for Licensee’s existing receivables financing facility, as may be amended, renewed or refinanced from time to time, Licensee will not create, incur or permit any encumbrance, lien, security interest (other than the security interest in the Products granted to PUL), mortgage, pledge, assignment or other hypothecation upon the License and/or the Products;’ (iv) there is no pending or threatened litigation which may affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated herein, or Licensee’s ability to fully perform its obligations herein; (v) Licensee will not misuse or bring into disrepute the Products and/or the Licensee Generated Property and will not attack the title to or any rights of PUL in and to the Licensee Generated Property or Products; (vi) Licensee will use commercially reasonable efforts to manufacture sufficient quantities of the Products, as determined by Licensee, using its best and reasonable estimates, to fill all orders, and will diligently and continuously distribute and offer for sale the Products; and (vii) the Products will be of merchantable quality, will not materially deviate from approved prototypes and will be safe for public use.

(i)
PUL. PUL represents and warrants to Licensee that PUL is the owner of all right, title and interest in and to the Property, it has full power and authority to enter into this Agreement and to grant the license to Licensee hereunder, and neither the execution and delivery of this Agreement by PUL, nor the consummation by it of the transactions contemplated hereby, nor the fulfillment by PUL of any of the terms and conditions hereof will conflict with, violate, result in a breach of, or constitute a default under any agreement, contract, lease, or license to which PUL is a party. PUL shall indemnify Licensee and its affiliates and its and their respective officers, directors, members, stockholders, managers, employees, attorneys, agents, representatives, successors and permitted assigns from and against any and all claims, judgments, damages, liabilities, actions, demands, costs, expenses or losses, including reasonable outside attorneys’ fees and costs, to the extent resulting from, arising out of, or in connection with Licensee’s use of the Property in accordance with the terms of this Agreement or any breach of PUL’s representations and warranties hereunder. The obligations of PUL under this Paragraph will survive termination of this Agreement.

(ii)
PUL. PUL does not make any warranties or representations as to the popularity, success, or continuing exploitation of, or marketing and advertising budget with respect to the Property, and makes no warranty or representation as to the amount of gross sales, Net Sales or profits Licensee will derive under this Agreement from the sale and distribution of the Products.

4.  THIRD PARTY CLAIMS: If either party learns that a third party has or claims rights which would or might conflict with the proposed or actual use of the Products, or names or designs similar thereto, then Licensee will either make reasonable modifications in its use of the Products as mutually agreed in writing with PUL, or at PUL’s request, discontinue the use of the allegedly infringing part of the Products; provided, that the foregoing shall not have any effect on PUL’s indemnification obligations hereunder. PUL may participate fully at its own expense in the defense of any claim or suit instituted against Licensee with respect to the use of the Products by Licensee. In no event may Licensee acknowledge the validity of such a claim, seek or obtain a license from such a third party, or take any other action which might impair the ability of PUL to contest the claim. With respect to any claim contemplated by this Paragraph, each party agrees promptly to notify and keep the other party fully advised of such claim.

5.  INDEMNIFICATIONS: Licensee will defend (at PUL’s request), indemnify and hold PUL, its affiliates and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective successors, licensees and assignees harmless from and against any and all claims, liabilities, judgments, penalties, losses, damages (including, without limitation, any damages for product liability) and costs (including, without limitation, reasonable outside attorneys’ fees and expenses) relating to any claims of any third party (including, without limitation, any government agency in any country) which arise from or relate to any of the following: (a) any injury or damage caused directly or indirectly either by any Products or by the manufacture, promotion, marketing, distribution, sale or use of any Products; (b) any act or omission by Licensee or any of its subsidiaries, manufacturers, distributors, agents or representatives, or any of their employees or agents relating to the performance of this Agreement; (c) Licensee’s failure to comply in any material respect with any term hereof; or (d) any breach by Licensee of any representation, warranty or agreement made by Licensee hereunder. PUL will have the right to defend any such action or proceeding with counsel of its choice (subject to Licensee’s approval of such counsel, not to be unreasonably withheld or conditioned) at Licensee’s reasonable cost and expense. The obligations of Licensee under this Paragraph will survive termination of this Agreement. Notwithstanding the foregoing, PUL agrees to seek the benefit of any applicable insurance policies of Licensee prior to enforcing any of its rights under this Paragraph 5.

6.  [INTENTIONALLY DELETED]

7.  PRODUCT LIABILITY INSURANCE: During the Term and for a period of not less than one (1) year thereafter, Licensee will obtain and maintain, at its sole cost and expense: (a) comprehensive general liability insurance with limits of not less than Two Million Dollars (US$2,000,000) per occurrence, Five Million Dollars (US$5,000,000) aggregate; (b) product liability insurance with limits of not less than Two Million Dollars (US$2,000,000) per occurrence, Five Million Dollars (US$5,000,000) aggregate; and (c) workers’ compensation and employers’ liability insurance, where applicable, in accordance with local law. Each insurance policy will contain a waiver of subrogation. Licensee’s insurance will be carried by an insurer with a rating in accordance with the BEST Rating Guide of A-6 (or its international equivalent) or better. Compliance herewith will in no way limit Licensee’s indemnity obligations to PUL or its affiliates. Within thirty (30) days following the execution of this Agreement by Licensee, Licensee will provide certificates of insurance to PUL certifying that PUL and any other entity specified by PUL have been added as additional insureds to each insurance policy set forth above and that before any proposed cancellation or material modification in the coverage the insurance carrier will give the certificate holder(s) not less than thirty (30) days’ prior written notice thereof. Upon -receipt of any such notification, PUL will have the right to purchase replacement insurance from an insurance carrier of PUL’s choice and charge Licensee for all costs thereof. Licensee will pay all such costs immediately upon submission by PUL.

8.  APPROVALS:

       (a)  Approvals. All prototypes of the Products and all materials, artwork, copy, packaging, literary text, advertising and promotional materials in connection therewith, including the quality and style thereof, will at all stages of development and production be subject to PUL’s approval before manufacture, sale or distribution, as applicable. Before selling or distributing the Products, Licensee will furnish and ship to PUL, at Licensee’s expense, twelve (12) samples of each Product, including all packaging materials, and five (5) samples of all advertising and promotional materials in connection therewith. PUL will make reasonable efforts to notify Licensee in writing of its approval or disapproval of each such Product and/or advertising and promotional materials within three (3) business days of receipt of the applicable sample, it being understood that PUL’s failure to approve or disapprove any such sample within such time period will constitute a disapproval. Once approved, Licensee will not modify them without PUL’s approval. On PUL’s request from time to time, Licensee will furnish and ship to PUL, at Licensee’s expense, one representative sample of each Product together with its packaging for quality control purposes. Licensee will provide a reasonable number of additional samples (not for resale) to PUL upon PUL’s request therefor at wholesale cost. If Licensee manufactures, sells or distributes Products which PUL has not approved or has specifically disapproved in writing, or if Licensee authorizes any third party to do so, then PUL may terminate this Agreement immediately.

       (b)  Approvals Generally. Unless explicitly set forth to the contrary herein, all PUL approvals will be exercised in advance and in writing and may not be unreasonably withheld or conditioned.

9.  PRODUCT LIABILITY COMPLIANCE: Licensee represents and warrants to PUL that all Products are in compliance with all applicable laws, regulations, standards and PUL specifications, including, without limitation, the regulating laws of the United States, the country(ies) where Licensee manufactures the Products, the Territory and all other applicable jurisdictions. Licensee will permit PUL and/or its representative, upon reasonable advance written notice, at all reasonable times to inspect the site of production of the Products in order to evaluate the manufacture of the Products and Licensee’s processes and facilities to verify compliance with the requirements set forth in this Paragraph. If any of the Products are found not to comply with the foregoing requirements, then Licensee will immediately destroy all such Products at PUL’s and/or any government agency’s request.

10.  RESTRICTIONS ON EXPLOITATION: Without PUL’s approval, which shall not be unreasonably withheld or conditioned, Licensee will not (a) use or authorize the use of the Products as premiums or promotional tie-ins, (b) use the PUL IP with any other name, property or design (except Licensee’s name or the names of other parties in the manufacturing or distribution chain, as required by applicable law), (c) package or bundle the Products for sale or distribution with other articles which do not bear any of the Property, or (d) sell the Products on a mass-market basis (including, without limitation, on or through any internet site associated or affiliated with any mass market except as set forth in the Merchandising License Agreement), on a consignment basis or through “electronic direct response” channels consisting of radio or television (including television home shopping networks). All press releases, publicity announcements or other media disclosures by Licensee relating to this Agreement and/or its subject matter will be subject to PUL’s approval, provided, that PUL shall not have approval rights on any matters required to be disclosed pursuant to any of the Securities Laws. Licensee expressly agrees that (i) only images of the approved Products themselves will be depicted at Licensee’s web site; (ii) Licensee’s web site may not be connected by way of hyperlink or otherwise to the web site(s) of PUL without the approval of PUL nor will the PUL’s web site(s) include a hyperlink to Licensee’s web site; (iii) the Property may not be referenced in the domain name of Licensee’s web site without PUL’s prior approval; provided, that PUL shall not unreasonably withhold or condition the use of any domain name of Licensee for any online/Internet retail sale of Products by Licensee; and (iv) Licensee’s web site, to the extent it includes images of the Products, will include a COPPA compliant privacy policy statement, and Licensee will adhere to said statement and to all laws concerning children and minors on its website and in its internet dealings. In no event will images embodying the PUL IP and made available to potential consumers electronically via on-line internet services deviate in form or content from those approved hereunder or be reproducible or downloadable or be accompanied by any additional materials relating to the Property.

11.  EVENTS OF DEFAULT:

       (a)  The occurrence of one or more of the following will constitute a default under this Agreement, and such default shall become an “Event of Default” upon the delivery of any applicable notice or the lapse of any applicable cure period relating thereto: (a) a material breach by Licensee of any of its representations and warranties herein; (b) any failure by Licensee to adhere in any material respect to the approval process herein or PUL’s directions with respect thereto; (c) the distribution, sale or shipment of any Products not approved by PUL; (d) any failure of Licensee to perform any of Licensee’s covenants or obligations or to meet any conditions under this Agreement including, without limitation, any failure to pay any portion of any amounts specified herein on or before the date when due or to make any payments required of Licensee herein; (e) any actual or attempted assignment, sublicense or other transfer by Licensee of any or all of its rights granted herein, or delegation of any of its duties or obligations herein, without PUL approval; (I) any actual or attempted use by Licensee of the PUL IP in any manner, medium, language or territory not specifically granted hereunder; (g) bankruptcy, assignment for the benefit of Licensee’s creditors or other form of insolvency of Licensee; (h) any Change of Control (as defined herein) of Licensee; and (i) Licensee’s the breach of any other agreement between PUL and Licensee.

       (b)  For the purposes herein, the term “Change of Control” shall mean: (i) a merger or consolidation of the Licensee in which the stockholders of the Licensee immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (ii) the sale by the Licensee of all or substantially all the Licensee’s assets in one transaction or in a series of related transactions.

       (c)  Notwithstanding anything else contained in this Agreement, except for the payment of any amounts due hereunder, neither party will be liable for any delay in the performance of any of its obligations if such delay is caused by any reason outside the reasonable control of the party so delaying (a “Force Majeure Event”) subject to the obligations of the party so delaying promptly notifying the other party in writing of the reasons for the delay and the likely duration of the delay. The performance of such party’s obligations will be suspended during the period that the Force Majeure Event persists and such party will be granted an extension of time for performance equal to the period of the delay. For the avoidance of doubt, no Force Majeure Event will constitute a default or Event of Default hereunder.

12.  TERMINATION/EXPIRATION: PUL will have the right, in its sole discretion, to terminate this Agreement effective immediately upon notice to Licensee at any time upon the occurrence of any default; provided, however, that in the event of default pursuant to Paragraphs 11(a) or 11(d) to the extent that such default is capable of cure, Licensee will have a period not to exceed ten (10) business days from the date of notice to cure the default to PUL’s satisfaction. Upon the expiration or termination of this Agreement, all rights granted to Licensbe hereunder will automatically and immediately revert to PUL, and Licensee will have no further right to exploit or in any way deal with any Products or related materials. Immediately upon the expiration or termination of this Agreement, Licensee will at PUL’s written election either (a) turn over to PUL all molds, printing plates, artwork, films, silk-screens and other materials used in the design, creation and/or reproduction of the Products or the Property at a price to be mutually agreed upon by Licensee and PUL or (b) provide evidence satisfactory to PUL of the destruction of the materials set forth in clause (a) above. Licensee shall have the right to terminate this Agreement upon written notice to PUL in the event that PUL materially breaches this Agreement and fails to remedy such breach (to the extent susceptible to cure) within ten (10) business days after Licensee delivers written notice of such breach to PUL.

13.  SELL-OFF PERIOD. Upon expiration or termination of this Agreement, Licensee will have ninety (90) calendar days (“Sell-Off Period”) in which to sell off Products manufactured prior to such ninety (90)-day period on a non-exclusive basis, subject to Licensee’s payment obligations herein, provided that Licensee will not manufacture units of the Products in anticipation of the Sell-Off Period. Upon expiration of the sell-off period, at PUL’s option, Licensee will sell some or all remaining Products to PUL at direct manufacturing cost or will destroy the Products and provide to PUL a duly executed certificate of destruction. Notwithstanding the foregoing, Licensee will not have the right to a Sell-Off Period in the event that PUL terminates this Agreement as a result of Licensee’s default.

14.  REMEDIES: Each party agrees that upon any breach or default by the other party, the non-breaching party will be entitled to recover from the breaching party, in addition to any other remedies available to such party in law or in equity in the event of breach or default, reasonable attorneys’ fees, costs and expenses, including collection agency fees incurred in the enforcement of the provisions hereof.

15.  CONFIDENTIALITY: The terms and conditions of this Agreement are confidential and may not be disclosed by Licensee or PUL to any third party other than its employees who a need to know such terms and conditions and its professional advisors (including, without limitation, its attorneys, investment bankers and accountants) who are bound by ethics rules to maintain the confidentiality of the same or who have expressly agreed to maintain this confidentiality obligation, or except as otherwise required by law or legal process. Neither party will utilize confidential information provided by the other except as expressly permitted hereunder without the other’s prior written consent. Upon expiration or termination of this Agreement, Licensee will return to PUL any materials embodying PUL’s confidential information.

16.  CLEARANCES: Licensee will be solely responsible for obtaining all third party consents and permissions (and the payment of any costs and expenses in connection therewith) necessary in connection with the advertising, promotion, sale, distribution or other exploitation of the Products and, any advertising or promotion thereof.

17.  MISCELLANEOUS:

       (a)  Notices. Any notice or other communication will be effective only if given in writing, personally delivered or sent by facsimile, overnight courier, or mail, postage prepaid to the pertinent address(es) contained on the signature page of this Agreement (or such other address as either party will have designated by written notice to the other party), and evidenced by a delivery receipt. Notices directed to PUL must be given to both PUL’s representative (if designated by PUL) and PUL, and will not be effective until received by both PUL’s representative and PUL. Copies of all notices to PUL will be simultaneously sent to *. Any notice will be effective upon the date received by the recipient(s), as evidenced by the delivery receipt(s).

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

       (b)  Waiver, Modification. The terms of this Agreement may not be waived or modified except by an agreement in writing executed by the parties hereto. The waiver any breach is not a waiver of any prior or succeeding breach.

       (c)  No Assignment. The rights granted hereunder are and will be personal to Licensee, and cannot be assigned, transferred, sublicensed, mortgaged or otherwise encumbered by Licensee or by operation of law. Any purported sublicense or assignment by Licensee of any rights granted hereunder will be void and will constitute material breach of this Agreement. PUL may assign its rights and obligations under this Agreement to any person, firm, corporation or entity with written notice to Licensee.

       (d)  Code of Conduct. Licensee and its third-party manufacturers and distributors will be bound by and will strictly comply with the Code of Conduct, attached hereto and incorporated herein as Exhibit “A”. Any breach of the Code of Conduct by Licensee and/or a third party manufacturer or distributor contracted to Licensee that is not cured to PUL’s reasonable satisfaction within fourteen (14) business days after PUL’s notice thereof will be considered a breach of this Agreement by Licensee. Prior to engaging any third party manufacturer and/or distributor, Licensee will submit to PUL for approval (i) the name, (ii) address and (iii) reasonable background information actually known to Licensee, of such proposed third party manufacturer and/or distributor. For the avoidance of doubt, the Products may be manufactured and/or distributed only by approved manufacturers and/or distributors.

       (e)  Governing Law, Jurisdiction and Service of Process. Any and all claims arising out of or relating in any way to this Agreement, its validity, construction and/or effect will be governed by and enforced in accordance with the internal laws of the United States and the internal laws of the State of New Jersey governing contracts entered into and to be fully performed in New Jersey (i.e., without reference to conflicts of laws provisions thereof). Licensee agrees that any suit, action or proceeding arising out of or relating in any way to this Agreement or any of the transactions contemplated hereby (including without limitation, statutory, tort or equitable claims) will be instituted and prosecuted under the exclusive jurisdiction of any state or federal court empowered to enforce this Agreement in the State of New Jersey, Essex County. In any suit, action or proceeding initiated in any state and federal courts of New Jersey, Licensee irrevocably submits to the jurisdiction and venue of all state and federal courts of New Jersey and waives any and all objection to such jurisdiction that Licensee may have under the laws of the State of New Jersey or the United States and also waives any right to challenge the convenience of New Jersey as an appropriate forum. In connection with any action or proceeding, Licensee waives personal service and agrees that service of any pleading, notice, complaint, etc., may be served by certified or registered mail to Licensee at Licensee’s address set forth on the signature page of this Agreement (or such other address as Licensee will have designated by written notice to PUL), and such service will be deemed effective as if personally served upon Licensee at Licensee’s principal place of business.

       (f)       Headings. Headings of paragraphs appearing herein are inserted for reference and convenience only and do not define or limit the scope or intent of any provision hereof.

       (g)  Execution. This Agreement may be executed in counterparts, and faxed or e-mailed signatures will be effective with the same force as if they were originals.

       (h)  Entire Agreement. This Agreement contains the entire understanding among the parties hereto and cannot be modified unless by the parties mutual written agreement.

EXHIBIT "A"

CODE OF CONDUCT FOR MANUFACTURERS AND DISTRIBUTORS

At a minimum, PUL requires that all manufacturers and distributors of its merchandise meet the following standards:

Child Labor
Manufacturers will not use child labor. The term “child” refers to a person younger than 15 years of age (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education. Manufacturers employing young persons (under 18 years of age) who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.
Coercion and Harassment
Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination
Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, Advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association	Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.
Health and Safety
Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations ensuring reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

Compensation
Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. If local laws do not provide for overtime pay, manufacturers will pay at least regular wages for overtime work. Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.

Protection of the Environment	Manufacturers will comply with all applicable environmental laws and regulations.
Other Laws and Industry Standards
Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise. All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treatises and voluntary industry standards. Where local industry standards are higher than applicable legal requirements, manufacturers will meet the higher standards.

Subcontracting
Manufacturers will not use subcontractors for the manufacture of PUL’s merchandise or components thereof without PUL’s express written consent, and only after the subcontractor has entered into a written commitment with PUL to comply with this Code of Conduct.

Monitoring and Compliance
Manufacturers will authorize PUL and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees. Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

Publication
Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to all employees, at all times.

EXHIBIT “B”

SIGNATURE LOGO

EXHIBIT “C”

UGLYDOLL® CHARACTERS

Uglydoll trademarked and copyrighted Classic characters including but not limited to WageTM, BaboTM, OxTM, Ice-BatTM and associated logos, names, imagery, concepts, designs, artwork and other associated creative elements included in the official Uglydoll Style guide owned and controlled by PUL. Picture-related and/or television-related creations or adaptations are not included under this contract.

EXHIBIT 1

APPROVAL OF MANUFACTURER

This Agreement, dated as of April 25, 2013 made by and between Pretty Ugly, LLC, doing business as Pretty Ugly, LLC (“Pretty Ugly”) at * and Boldface Licensing + Branding at _______________________ (hereinafter “Company”).

1.
APPROVAL GRANTED: Reference is made to the Merchandising License Agreement dated as of _______________  between Pretty Ugly, as Licensor, and _____________  granting Licensee the right to manufacture: (“See attached list of licensed articles”). Licensee has advised Pretty Ugly that Licensee desires to use the services of Company to manufacture the Licensed Articles. Subject to the terms and conditions herein, Pretty Ugly grants approval for Licensee to engage Company as the manufacturer of the Licensed Articles.

The approval granted under this Agreement shall be on a non-exclusive basis and be valid only during the term of the Merchandising License Agreement. This Agreement and the approval granted hereunder may be terminated by Pretty Ugly: (i) at any time by giving notice of termination in writing to Company, (ii) automatically without notice upon the expiration or sooner termination of the Merchandising License Agreement; or (iii) automatically upon breach of any terms of this Agreement by Company. Termination of this Agreement shall not affect or prejudice the rights of Pretty Ugly.

2.	REPRESENTATIONS, WARRANTIES, AND OBLIGATIONS OF COMPANY:

Company hereby represents, warrants, and agrees that:

(a)
Company shall only manufacture the Licensed Articles as and when directed by Licensee. Any act of manufacturing, marketing, distributing, or selling of products bearing the artistic work, design, trade mark, trade name, logo, or packaging of Pretty Ugly without the direction of the Licensee shall constitute infringement of the intellectual property rights of Pretty Ugly, in which event Company shall be liable to Pretty Ugly for all losses and damages suffered by Pretty Ugly. Pretty Ugly shall have the right to dispose of such unauthorized or infringing articles or products at its absolute discretion without payment or compensation to Company;

(b)
Company shall manufacture the Licensed Articles in accordance with all requirements imposed by Licensee, including without limitation any requirements regarding: (i) compliance with all laws, regulations, and governmental rules applicable to the Licensed Articles and/or their manufacture, and (ii) affixing notices such as copyright, trademark, patent, or other proprietary notices to the Licensed Articles as may be designated by Pretty Ugly through its Licensee;

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c)
Company shall not sell or distribute any Licensed Articles, including first or second quality, damaged, or production overruns, to any person or business entity other than Licensee. Company agrees that they shall be liable to Pretty Ugly in monetary damages for any unauthorized distribution or sale of such Licensed Articles, which shall be not less than the total number of Licensed Articles sold and/or distributed by Company divided by the total number of Licensed Articles sold and/or shipped by Licensee, multiplied by the Guarantee as stated in the Merchandise Licensing Agreement.

(d)
Company shall affix legal lines and other identifying notices provided by Licensor or its Licensee directly on the surface of the Licensed Articles, on permanently affixed labeling, and/or packaging, in a legible and durable manner and before its delivery to Licensee;

(e)
Company shall acquire no proprietary rights of any kind or nature, including without limitation copyright, patent, trademark, or other intellectual property rights, in the Licensed Articles. During the Term and thereafter, Company acknowledges and agrees not to challenge or claim rights to the exclusive ownership or validity of any rights of Licensor pertaining to the Licensed Property; and that all such rights shall vest solely and exclusively with Pretty Ugly;

(f)	Company shall manufacture only such quantities of the Licensed Articles as ordered by Licensee in connection with a verifiable purchase order;

(g)	Company shall not warehouse any components of, or finished Licensed Articles, outside a territory that is different from the address given herein by Company;

(h)
Company shall not use any Artwork supplied to it by Licensee or otherwise owned or controlled by Licensor in any promotional materials or display the Licensed Articles to third parties as examples of its work product, including at trade shows or fairs;

(i)	Company shall look solely to Licensee for any sums due Company, including sums due for the manufacture of Licensed Articles;

(j)
Company shall not delegate the subject matter of this Agreement, nor assign in whole or in part the rights and obligations of this Agreement, to any third party. Company may not subcontract production of the Licensed Articles or any components that contain Artwork of the Licensed Property without the prior written approval of Licensor, and upon the subcontractor’s execution of an agreement identical in form to this Agreement;

(k)
Company shall allow Pretty Ugly’s employees, representatives, or agents to enter the Company’s factory or other premises to inspect the factory lines, products, and documents in relation to the Licensed Articles; and to make records, take photos, take away samples of Licensed Articles, documents, or materials and/or obtain from Company such information or documents relating to the Licensed Articles as Pretty Ugly may request. Notice shall be given twenty-four (24) hours prior to entry, except in emergency cases where no such notice is required;

(l)
Upon expiration of the Merchandise Licensing Agreement or its earlier termination, Company shall return to Pretty Ugly or Licensee all Artwork and Collateral Material supplied by Licensee, at Licensee’s expense, and/or permanently delete or destroy the aforementioned with a letter certifying the destruction and accompanying the return of all other Artwork and Collateral Materials to Pretty Ugly. Company agrees that its failure to cease the manufacturing of Licensed Articles upon the Merchandise Licensing Agreement’s expiration or earlier termination will be unauthorized and constitute an infringement of Pretty Ugly’s intellectual property rights resulting in irreparable damage to Pretty Ugly. In the event of such failure, since there is no adequate remedy at law, Pretty Ugly shall be entitled to seek injunctive relief in addition to any rights or remedies that Pretty Ugly may have in law or equity. Pretty Ugly’s rights herein shall survive the expiration or earlier termination of this Agreement.

(m)
This Agreement shall constitute the entire understanding of the parties with respect to the subject matter of this Agreement, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto;

(n)
Company must adhere to all United States and foreign customs laws, including all import and export regulations. Company is prohibited from participating, in any manner, in the “transshipment” of merchandise from one territory to another territory, whether granted to Licensee or otherwise, in order to evade a territory’s customs laws;

(o)
Company shall ensure all Licensed Articles and the manufacturing thereof comply with all applicable international, national, federal, state, and local laws; treaties and governmental orders and regulations; including without limitation, all applicable health, safety, and hazardous materials regulations of the United States Consumer Product Safety Commission (“CPSC”) and/or any analogous authorized product and hazardous materials regulatory agency in the country where the Licensed Articles are manufactured. In countries where no such laws or regulations exist, the manufacturing of Licensed Articles in such countries shall take into account regional and United States standards, including those outlined in the Code of Conduct.

Should Licensee or Company become subject to any voluntary or involuntary order of the CPSC or any other regulatory agency, involving the recall of any of the Licensed Articles manufactured because of safety, health, or other hazards or risks to the public, both Licensee and Company shall comply with such recall order in a timely commercial manner and/or in a manner required under such order;

(p)
This Agreement will be governed by and construed in accordance with the federal laws of the United States and the laws of the State of New Jersey applicable to agreements entered into, and to be performed entirely, within New Jersey without regard to choice of law provisions, and regardless of the place or places of its actual execution or performance. Any suit, action or proceeding between or among any of the parties hereto arising out of or related to this Agreement shall be brought solely in the United States District Court, Central District of New Jersey, or the Courts of the State of New Jersey in Middlesex County. Company hereby submits to the personal jurisdiction thereof and agrees to such court as the appropriate venue. Pretty Ugly may, however, at its sole discretion, commence suit in any state or territory where Company maintains its principal place of business or Licensee’s manufacturing facilities, whether under the control of Licensee or acting as a third party on behalf of Licensee.

Since there may be no adequate remedy at law for Company’s failure to perform under the terms and conditions of this Agreement, Licensor shall be entitled to seek injunctive relief to enforce its rights and protect the Licensed Property. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or if a dispute arises under this Agreement, the successful or prevailing party shall be entitled to recover outside attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Any party in whose favor a judgment has been entered shall also be entitled to the recovery of its outside attorneys’ fees and costs in enforcing such judgment; and

(q)	Company acknowledges and agrees that it has read and signed Pretty Ugly’s Code of Conduct for licensees and manufacturers, and will comply with all provisions therein.

By signing in the space provided below, the parties hereto have accepted and agreed to all the terms and conditions above.

Pretty Ugly, LLC.,

By:

Title:

Date:

ACCEPTED AND AGREED:

For and on behalf of:
(“                                ”)

Manufacturer::

Signature:

Title:

Telephone Number:

E-mail address:

Contact name:

Date:

By signing in the space provided below, Licensee represents and warrants that it has fully informed Company of all provisions of the Merchandise Licensing Agreement applicable to the manufacturing of the Licensed Articles. In addition, Licensee acknowledges and agrees that the approval by Pretty Ugly of Company as a manufacturer in no way relieves Licensee from any of its obligations under the Merchandise Licensing Agreement.

ACCEPTED AND AGREED:

For and on behalf of:
(“_______________________”)

Licensee:

Signature:

Title:

Date: